Exhibit 99.4 ABN AMRO Series 2003-10 Aggregate Statement of Principal and Interest Distributions to Certificateholders for January 2003 to December 2003
Class	Principal	Interest	Ending Principal Balance
A-1	5,383,372.50	2,180,431.29	142,575,534.50
A-2	1,794,457.48	767,188.78	47,525,177.52
A-P	34,860.61	0.00	1,636,148.39
A-X	0.00	140,086.26	9,123,860.25
B-1	6,148.96	6,093.06	396,787.04
B-2	4,611.73	4,569.80	297,590.27
B-3	3,074.48	3,046.53	198,393.52
B-4	3,074.48	3,046.53	198,393.52
B-5	3,074.48	3,046.53	198,393.52
M	18,446.90	18,279.18	1,190,361.10
R	100.00	0.38	0.00